Exhibit 99.1

Investor Relations

News from Aon

Aon Reports First Quarter 2023 Results

First Quarter Key Metrics
•Total revenue increased 5% to $3.9 billion, including organic revenue growth of 7%
•Operating margin increased 90 basis points to 38.1%, and operating margin, adjusted for certain items, increased 70 basis points to 38.7%
•EPS increased 7% to $5.07, and EPS, adjusted for certain items, increased 7% to $5.17
•For the first three months of 2023, cash flows from operations decreased 4% to $443 million, and free cash flow decreased 17% to $367 million

First Quarter Highlights
•Repurchased 1.8 million class A ordinary shares for approximately $550 million
•Published our 2022 ESG Impact Report, highlighting progress against our long-term commitments and our solutions that enable clients to meaningfully address ESG risks and opportunities
•Published our 2022-2023 Global Wellbeing Survey, highlighting the ongoing importance and impact of wellbeing for organizations around the world
•Subsequent to the close of the quarter, announced a 10% increase to the quarterly cash dividend

DUBLIN - April 28, 2023 - Aon plc (NYSE: AON) today reported results for the three months ended March 31, 2023.

Net income attributable to Aon shareholders increased 3% to $1,050 million, or $5.07 per share on a diluted basis, compared to $1,023 million, or $4.73 per share, in the prior year period. Net income per share attributable to Aon shareholders, adjusted for certain items, increased 7% to $5.17 on a diluted basis, including an unfavorable impact of $0.14 per share if prior year period results were translated at current period foreign exchange rates (“foreign currency translation”), compared to $4.83 in the prior year period. Certain items that impacted first quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin and Diluted Earnings Per Share” on page 10 of this press release.

“In the first quarter, our team built momentum for 2023 by delivering strong operational performance, highlighted by 7% organic revenue growth and 70 basis points of adjusted operating margin improvement,” said Greg Case, Chief Executive Officer. “As we move past the pandemic, our clients are telling us there are two primary areas where they are urgently looking for competitive advantage: Risk and People. As these results demonstrate, our Aon United strategy has established the firm as uniquely capable of helping clients go on offense and make better decisions that mitigate risk to their business and maximize the impact of their people.”

FIRST QUARTER 2023 FINANCIAL SUMMARY

Total revenue in the first quarter increased 5% to $3.9 billion compared to the prior year period reflecting 7% organic revenue growth and a 1% favorable impact from fiduciary investment income, partially offset by a 3% unfavorable impact from foreign currency translation.

Total operating expenses in the first quarter increased 4% to $2.4 billion compared to the prior year period due primarily to an increase in expense associated with 7% organic revenue growth and investments in long-term growth, partially offset by a $67 million favorable impact from foreign currency translation.

Foreign currency translation in the first quarter had a $28 million, or $0.14 per share, unfavorable impact on U.S. GAAP net income and a $29 million, or $0.14 per share, unfavorable impact on adjusted net income. If currency were to remain stable at today’s rates, the Company would expect an unfavorable impact of approximately $0.04 per share, or an approximately $12 million decrease in adjusted operating income, in the second quarter of 2023, and an unfavorable impact of approximately $0.14 per share, or an approximately $42 million decrease in adjusted operating income for full year 2023.

Effective tax rate was 19.6% in the first quarter and in the prior year period. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the first quarter of 2023 was 19.6% compared to 19.7% in the prior year period. The primary drivers of the change in the adjusted tax rate were the geographical distribution of income and a net favorable impact from discrete items.

Weighted average diluted shares outstanding decreased to 207.1 million in the first quarter compared to 216.4 million in the prior year period. The Company repurchased 1.8 million Class A Ordinary Shares for approximately $550 million in the first quarter. As of March 31, 2023, the Company had approximately $5.5 billion of remaining authorization under its share repurchase program.

YEAR TO DATE 2023 CASH FLOW SUMMARY
Cash flows provided by operations for the first three months of 2023 decreased $20 million, or 4%, to $443 million compared to the prior year period, primarily due to higher cash tax payments, partially offset by strong operating income growth.

Free cash flow, defined as cash flows from operations less capital expenditures, decreased 17%, to $367 million for the first three months of 2023 compared to the prior year period, reflecting a decrease in cash flows from operations and a $53 million increase in capital expenditures. Capital expenditures were elevated in the first quarter compared to the prior year period as we initiated a number of projects with spend heavily weighted in the first quarter across technology to drive long-term growth and real estate aligned with our Smart Working strategy.

FIRST QUARTER 2023 REVENUE REVIEW
The first quarter revenue reviews provided below include supplemental information related to organic revenue growth, which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow” on page 9 of this press release.

	Three Months Ended March 31,
(millions)	2023	2022	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Revenue
Commercial Risk Solutions	$1,778	$1,719	3%	(3)%	2%	(2)%	6%
Reinsurance Solutions	1,077	976	10	(2)	2	1	9
Health Solutions	671	638	5	(3)	—	—	8
Wealth Solutions	350	345	1	(4)	—	(1)	6
Eliminations	(5)	(8)	N/A	N/A	N/A	N/A	N/A
Total revenue	$3,871	$3,670	5%	(3)%	1%	—%	7%

Total revenue increased $201 million, or 5%, to $3,871 million, compared to the prior year period, with organic revenue growth of 7%, driven by ongoing strong retention, net new business generation, and management of the renewal book portfolio, and a 1% favorable impact from fiduciary investment income, partially offset by a 3% unfavorable impact from foreign currency translation.

Commercial Risk Solutions organic revenue growth of 6% reflects strong growth across most major geographies driven by strong retention, net new business generation, and management of the renewal book portfolio. Growth in retail brokerage was highlighted by double-digit growth in EMEA, Latin America, and the Pacific driven by continued strength in core P&C. The U.S. grew modestly after growing double-digits in the prior year period and reflecting the impact of the external M&A and IPO markets on M&A services. Results also reflect strong growth globally in the affinity business across both consumer and business solutions, including growth in the travel and events practice and Digital Client Solutions. On average globally, exposures and pricing were positive, resulting in a modestly positive market impact.
Reinsurance Solutions organic revenue growth of 9% reflects strong growth in treaty, driven by strong retention and continued net new business generation, as well as double-digit growth in both the Strategy and Technology Group and facultative placements. Market impact was modestly positive on results in the quarter. The majority of revenue in our treaty portfolio is recurring in nature and is recorded in connection with the major renewal periods that take place throughout the first half of the year.

Health Solutions organic revenue growth of 8% reflects growth globally in core health and benefits brokerage, driven by strong retention, net new business generation, and management of the renewal book portfolio. Strength in the core was highlighted by double-digit growth in Asia Pacific, U.K., and Latin America. Results also reflect double-digit growth in Human Capital, driven by data and advisory solutions.

Wealth Solutions organic revenue growth of 6% reflects growth in Retirement, driven by higher advisory demand and project-related work related to pension de-risking and ongoing impacts of regulatory changes. In Investments, a decrease in AUM-based delegated investment management revenue due to equity market and interest rate movements was partially offset by higher advisory demand and project-related work.

FIRST QUARTER 2023 EXPENSE REVIEW

	Three Months Ended March 31,
(millions)	2023	2022	$ Change	% Change
Expenses
Compensation and benefits	$1,792	$1,767	$25	1%
Information technology	139	123	16	13
Premises	75	72	3	4
Depreciation of fixed assets	38	38	—	—
Amortization and impairment of intangible assets	25	28	(3)	(11)
Other general expense	329	275	54	20
Total operating expenses	$2,398	$2,303	$95	4%

Compensation and benefits expense increased $25 million, or 1%, compared to the prior year period due primarily to an increase in expense associated with 7% organic revenue growth, partially offset by a $55 million favorable impact from foreign currency translation.

Information technology expense increased $16 million, or 13%, compared to the prior year period due primarily to ongoing investments in Aon Business Services-enabled technology platforms to drive long-term growth and continued investment in core infrastructure and security.

Premises expense increased $3 million, or 4%, compared to the prior year period.

Depreciation of fixed assets was flat compared to the prior year period.

Amortization and impairment of intangible assets decreased $3 million, or 11%, compared to the prior year period.

Other general expenses increased $54 million, or 20%, compared to the prior year period due primarily to an increase in expense associated with 7% organic revenue growth, including an increase in business travel expense, especially compared to the prior year period as business travel was suppressed by COVID-19.

FIRST QUARTER 2023 INCOME SUMMARY
Certain noteworthy items impacted adjusted operating income and adjusted operating margins in the first quarters of 2023 and 2022, which are also described in detail in “Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin and Diluted Earnings Per Share” on page 10 of this press release.

	Three Months Ended March 31,
(millions)	2023	2022	% Change
Revenue	$3,871	$3,670	5%
Expenses	2,398	2,303	4%
Operating income	$1,473	$1,367	8%
Operating margin	38.1%	37.2%
Operating income - as adjusted	$1,498	$1,395	7%
Operating margin - as adjusted	38.7%	38.0%

Operating income increased $106 million, or 8%, and operating margin increased 90 basis points to 38.1%, each compared to the prior year period. Operating income, adjusted for certain items detailed on page 10 of this press release, increased $103 million, or 7%, and operating margin, adjusted for certain items, increased 70 basis points to 38.7%, each compared to the prior year period. The increase in operating income reflects organic revenue growth and increased fiduciary investment income, partially offset by increased expenses and investments in long-term growth.

Interest income increased $2 million to $5 million compared to the prior year period. Interest expense increased $20 million to $111 million compared to the prior year period, reflecting primarily an increase in total debt and higher interest rates. Other pension expense was $17 million, compared to $3 million in the prior year period. Other income (expense) decreased $36 million compared to the prior year period primarily due to a gain on the sale of a business in the prior year period that did not repeat and expense from the unfavorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies.

Conference Call, Presentation Slides and Webcast Details

The Company will host a conference call on Friday, April 28, 2023 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon
Aon plc (NYSE: AON) exists to shape decisions for the better — to protect and enrich the lives of people around the world. Our colleagues provide our clients in over 120 countries and sovereignties with advice and solutions that give them the clarity and confidence to make better decisions to protect and grow their business.
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Safe Harbor Statement
This communication contains certain statements related to future results, or states Aon’s intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of Aon’s operations. All statements, other than statements of historical facts, that address activities, events or developments that Aon expects or anticipates may occur in the future, including such things as its outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of its revenues, cash flow and liquidity, expected tax rates, expected foreign currency translation impacts, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of its business and operations, plans, and references to future successes, are forward-looking statements. Also, when Aon uses words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “looking forward”, “may”, “might”, “plan”, “potential” “probably”, “project”, “should”, “will”, “would” or similar expressions, it is making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in or anticipated by the forward looking statements: changes in the competitive environment, due to macroeconomic conditions or otherwise, or damage to Aon’s reputation; fluctuations in currency exchange, interest, or inflation rates that could impact our financial condition or results; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funded status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt and the terms thereof reducing Aon’s flexibility or increasing borrowing costs; rating agency actions that could limit Aon’s access to capital and our competitive position; volatility in Aon’s global tax rate due to being subject to a variety of different factors, including the adoption and implementation of OECD tax proposals; changes in Aon’s accounting estimates or assumptions on Aon’s financial statements; limits on Aon’s subsidiaries’ ability to pay dividends or otherwise make payments to Aon; the impact of legal proceedings and other contingencies, including those arising from acquisition or disposition transactions, errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, laws and regulations in the jurisdictions in which Aon operates, particularly given the global nature of Aon’s operations and the possibility of differing or conflicting laws and regulations, or the application or interpretation thereof, across jurisdictions in which Aon does business; the impact of any regulatory investigations brought in Ireland, the U.K., the U.S. and other countries; failure to protect intellectual property rights or allegations that Aon infringes on the intellectual property rights of others; general economic and political conditions in different countries in which Aon does business around the world; the failure to retain, attract and develop experienced and qualified personnel; international risks associated with Aon’s global operations, including impacts from military conflicts or political instability, such as the ongoing Russian war in Ukraine; the effects of natural or man-made disasters, including the effects of the COVID-19 and other health pandemics and the impacts of climate change; any system or network disruption or breach resulting in operational interruption or improper disclosure of confidential, personal, or proprietary data, and resulting liabilities or damage to our reputation; Aon’s ability to develop, implement, update and enhance new systems; the actions taken by third parties that perform aspects of Aon’s business operations and client services; the extent to which Aon is exposed to certain risks, including lawsuits, related to actions Aon may take in being responsible for making decisions on behalf of clients in Aon’s investment businesses or in other advisory services that Aon currently provides, or may provide in the future; Aon’s ability to continue, and the costs and risks associated with, growing, developing and integrating acquired business, and entering into new lines of business or products; Aon’s ability to secure regulatory approval and complete transactions, and the costs and risks associated with the failure to consummate proposed transactions; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; Aon’s ability to develop and implement innovative growth strategies and initiatives intended to yield cost savings, and the ability to achieve such growth or cost savings; the effects of Irish law on Aon’s operating flexibility and the enforcement of judgments against Aon; and adverse effects on the market price of Aon’s securities and/or operating results.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. In addition, results for prior periods are not necessarily indicative of results that may be expected for any future period. Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2022 for a further discussion of these and other risks and uncertainties applicable to Aon and its businesses. These factors may be revised or supplemented in subsequent reports filed with the SEC. Aon is not under, and expressly disclaims, any obligation to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information not calculated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), including organic revenue growth, free cash flow, adjusted operating income, adjusted operating margin, adjusted earnings per share, adjusted net income attributable to Aon shareholders, adjusted net income per share, and adjusted effective tax rate that exclude the effects of intangible asset amortization and impairment, pension settlements, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions, divestitures, transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this communication are provided in the attached appendices. Supplemental organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flows from operating activity less capital expenditures. The adjusted effective tax rate excludes the applicable tax impact associated with expenses for estimated intangible asset amortization and impairment, and certain other noteworthy items. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Management also uses these measures to assess operating performance and performance for compensation. Non-GAAP measures should be viewed in addition to, not in lieu of, Aon’s Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

Investor Contact:	Media Contact:
Leslie Follmer	Nadine Youssef
+1 312-381-3310	+1 312-381-3024
investor.relations@aon.com	mediainquiries@aon.com

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
(millions, except per share data)	2023	2022	% Change
Revenue
Total revenue	$3,871	$3,670	5%
Expenses
Compensation and benefits	1,792	1,767	1%
Information technology	139	123	13%
Premises	75	72	4%
Depreciation of fixed assets	38	38	—%
Amortization and impairment of intangible assets	25	28	(11)%
Other general expense	329	275	20%
Total operating expenses	2,398	2,303	4%
Operating income	1,473	1,367	8%
Interest income	5	3	67%
Interest expense	(111)	(91)	22%
Other income (expense)	(25)	25	(200)%
Income before income taxes	1,342	1,304	3%
Income tax expense (1)	263	256	3%
Net income	1,079	1,048	3%
Less: Net income attributable to noncontrolling interests	29	25	16%
Net income attributable to Aon shareholders	$1,050	$1,023	3%

Basic net income per share attributable to Aon shareholders	$5.09	$4.75	7%
Diluted net income per share attributable to Aon shareholders	$5.07	$4.73	7%
Weighted average ordinary shares outstanding - basic	206.1	215.3	(4)%
Weighted average ordinary shares outstanding - diluted	207.1	216.4	(4)%
(1)The effective tax rate was 19.6% for the three months ended March 31, 2023 and 2022, respectively.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth (Unaudited)

	Three Months Ended March 31,
(millions)	2023	2022	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$1,778	$1,719	3%	(3)%	2%	(2)%	6%
Reinsurance Solutions	1,077	976	10	(2)	2	1	9
Health Solutions	671	638	5	(3)	—	—	8
Wealth Solutions	350	345	1	(4)	—	(1)	6
Elimination	(5)	(8)	N/A	N/A	N/A	N/A	N/A
Total revenue	$3,871	$3,670	5%	(3)%	1%	—%	7%
(1)Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates.
(2)Fiduciary investment income for the three months ended March 31, 2023 and 2022 was $52 million and $2 million, respectively.
(3)Organic revenue growth includes the impact of certain intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions, divestitures, transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.

Free Cash Flows (Unaudited)

	Three Months Ended March 31,
(millions)	2023	2022	% Change
Cash Provided by Operating Activities	$443	$463	(4)%
Capital Expenditures	(76)	(23)	230%
Free Cash Flows (1)	$367	$440	(17)%
(1)Free cash flow is defined as cash flows from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin, and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended March 31,
(millions, except percentages)	2023	2022	% Change
Revenue	$3,871	$3,670	5%

Operating income	$1,473	$1,367	8%
Amortization and impairment of intangible assets	25	28
Operating income - as adjusted	$1,498	$1,395	7%
Operating margin	38.1%	37.2%
Operating margin - as adjusted	38.7%	38.0%

	Three Months Ended March 31,
(millions, except percentages)	2023	2022	% Change
Operating income - as adjusted	$1,498	$1,395	7%
Interest income	5	3	67%
Interest expense	(111)	(91)	22%
Other income (expense):
Other income (expense) - pensions	(17)	(3)	(467)%
Other income (expense) - other	(8)	28	(129)%
Total Other income (expense)	(25)	25	(200)%
Income before income taxes - as adjusted	1,367	1,332	3%
Income tax expense (2)	268	262	2%
Net income - as adjusted	1,099	1,070	3%
Less: Net income attributable to noncontrolling interests	29	25	16%
Net income attributable to Aon shareholders - as adjusted	$1,070	$1,045	2%
Diluted net income per share attributable to Aon shareholders - as adjusted	$5.17	$4.83	7%
Weighted average ordinary shares outstanding - diluted	207.1	216.4	(4)%
Effective Tax Rates (2)
U.S. GAAP	19.6%	19.6%
Non-GAAP	19.6%	19.7%
(1)Certain noteworthy items impacting operating income in the three months ended March 31, 2023 and 2022 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.
(2)Adjusted items are generally taxed at the estimated annual effective tax rate.

Aon plc
Condensed Consolidated Statements of Financial Position

	As of
	(Unaudited)
(millions)	March 31, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$1,119	$690
Short-term investments	172	452
Receivables, net	3,713	3,035
Fiduciary assets (1)	16,629	15,900
Other current assets	511	646
Total current assets	22,144	20,723
Goodwill	8,319	8,292
Intangible assets, net	425	447
Fixed assets, net	605	558
Operating lease right-of-use assets	684	699
Deferred tax assets	897	824
Prepaid pension	672	652
Other non-current assets	507	509
Total assets	$34,253	$32,704

Liabilities and equity (deficit)
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$1,681	$2,114
Short-term debt and current portion of long-term debt	775	945
Fiduciary liabilities	16,629	15,900
Other current liabilities	1,510	1,347
Total current liabilities	20,595	20,306
Long-term debt	10,577	9,825
Non-current operating lease liabilities	681	693
Deferred tax liabilities	110	99
Pension, other postretirement, and postemployment liabilities	1,169	1,186
Other non-current liabilities	1,063	1,024
Total liabilities	34,195	33,133

Equity (deficit)
Ordinary shares - $0.01 nominal value	2	2
Additional paid-in capital	6,860	6,864
Accumulated deficit	(2,388)	(2,772)
Accumulated other comprehensive loss	(4,544)	(4,623)
Total Aon shareholders' deficit	(70)	(529)
Noncontrolling interests	128	100
Total equity (deficit)	58	(429)
Total liabilities and equity	$34,253	$32,704
(1)Includes cash and short-term investments of $7,067 million and $6,386 million as of March 31, 2023 and December 31, 2022, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(millions)	2023	2022
Cash flows from operating activities
Net income	$1,079	1,048
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses	—	(25)
Depreciation of fixed assets	38	38
Amortization and impairment of intangible assets	25	28
Share-based compensation expense	127	119
Deferred income taxes	(70)	(18)
Other, net	—	1
Change in assets and liabilities:
Receivables, net	(664)	(544)
Accounts payable and accrued liabilities	(443)	(449)
Current income taxes	126	153
Pension, other postretirement and postemployment liabilities	(9)	(28)
Other assets and liabilities	234	140
Cash provided by operating activities	443	463
Cash flows from investing activities
Proceeds from investments	13	45
Purchases of investments	(11)	(9)
Net sales (purchases) of short-term investments - non fiduciary	280	(164)
Acquisition of businesses, net of cash and funds held on behalf of clients	(2)	(134)
Sale of businesses, net of cash and funds held on behalf of clients	1	22
Capital expenditures	(76)	(23)
Cash provided by (used for) investing activities	205	(263)
Cash flows from financing activities
Share repurchase	(550)	(828)
Proceeds from issuance of shares	25	23
Cash paid for employee taxes on withholding shares	(157)	(139)
Commercial paper issuances, net of repayments	(173)	(551)
Issuance of debt	744	1,471
Increase in fiduciary liabilities, net of fiduciary receivables	636	647
Cash dividends to shareholders	(115)	(110)
Noncontrolling interests and other financing activities	(6)	(13)
Cash provided by financing activities	404	500
Effect of exchange rates on cash and cash equivalents and funds held on behalf of clients	58	(50)
Net increase in cash and cash equivalents and funds held on behalf of clients	1,110	650
Cash, cash equivalents and funds held on behalf of clients at beginning of period	7,076	6,645
Cash, cash equivalents and funds held on behalf of clients at end of period	$8,186	$7,295
Reconciliation of cash and cash equivalents and funds held on behalf of clients:
Cash and cash equivalents	$1,119	$595
Funds held on behalf of clients	7,067	6,700
Total cash and cash equivalents and funds held on behalf of clients	$8,186	$7,295